Exhibit 99.1

Consolidated Financial Statements and Report of

Independent Certified Public Accountants

HENRY BROS. ELECTRONICS, INC. AND SUBSIDIARIES

December 31, 2009 and 2008

HENRY BROS. ELECTRONICS, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Henry Bros. Electronics, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Henry Bros. Electronics, Inc. and Subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion.   An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Henry Bros. Electronics, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Amper, Politziner & Mattia LLP

March 12, 2010

Edison, New Jersey

HENRY BROS. ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,917,046	$27,704
Accounts receivable-net of allowance for doubtful accounts of $712,206 at December 31, 2009 and $801,306 at December 31, 2008	12,053,139	18,164,066
Inventory	1,245,306	1,201,477
Costs in excess of billings and estimated profits	6,003,533	5,512,101
Deferred tax asset	1,251,443	1,363,309
Retainage receivable	295,928	1,756,481
Prepaid expenses and income tax receivable	1,423,541	878,003
Other assets	161,479	330,052
Total current assets	25,351,415	29,233,193

Property and equipment - net of accumulated depreciation of $3,622,058 at December 31, 2009 and $2,993,961 at December 31, 2008	2,254,054	2,328,438
Goodwill	3,785,480	3,592,080
Intangible assets - net of accumulated amortization $ 1,187,013 in 2009 and $1,018,870 in 2008	888,752	1,016,665
Deferred tax asset	—	—
Other assets	412,594	439,732
TOTAL ASSETS	$32,692,295	$36,610,108

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$5,360,471	$6,927,365
Accrued expenses	3,507,060	4,833,618
Accrued taxes	—	200,774
Billings in excess of costs and estimated profits	1,567,874	2,006,751
Deferred income	136,574	157,890
Current portion of long-term debt	536,552	629,742
Other current liabilities	494,017	532,932
Total current liabilities	11,602,548	15,289,072

Long-term debt, less current portion	4,830,517	4,855,662
Deferred tax liability	318,850	406,417
TOTAL LIABILITIES	16,751,915	20,551,151

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 2,000,000 shares authorized; no shares issued	—	—
Common stock, $.01 par value; 20,000,000 shares authorized at December 31, 2009 and 10,000,000 shares authorized at December 31, 2008. 6,035,366 shares issued and outstanding in 2009 and 5,966,583 shares in 2008	60,354	59,666
Additional paid in capital	18,437,288	17,732,596
Accumulated deficit	(2,557,262)	(1,733,305)
TOTAL EQUITY	15,940,380	16,058,957
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$32,692,295	$36,610,108

See accompanying notes to the consolidated financial statements.

HENRY BROS. ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2009	2008	2007
Revenue	$55,105,469	$62,357,466	$57,852,216
Cost of revenue	40,848,553	46,465,194	45,076,126
Gross profit	14,256,916	15,892,272	12,776,090
Operating expenses:
Selling, general & administrative expenses	14,985,849	12,797,730	12,695,509
Intangible asset impairment charges	—	—	43,999
Operating (loss) profit	(728,933)	3,094,542	36,582

Interest income	28,610	91,558	73,493
Other income	38,885	17,266	(191)
Interest expense	(280,911)	(271,290)	(349,907)
(Loss) income before tax expense	(942,349)	2,932,076	(240,023)
Tax (benefit) expense	(118,392)	1,374,320	63,281
Net (loss) income	$(823,957)	$1,557,756	$(303,304)

BASIC (LOSS) EARNINGS PER COMMON SHARE:
Basic (loss) earnings per common share	$(0.14)	$0.27	$(0.05)
Weighted average common shares	5,865,187	5,786,104	5,768,864

DILUTED (LOSS) EARNINGS PER COMMON SHARE:
Diluted (loss) earnings per common share	$(0.14)	$0.26	$(0.05)
Weighted average diluted common shares	5,865,187	5,988,782	5,768,864

See accompanying notes to the consolidated financial statements.

HENRY BROS. ELECTRONCS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional
	par value $0.01		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total
Balance at December 31, 2006	5,916,065	$59,161	$16,900,653	$(2,949,196)	$14,010,618

Cumualitive effect for adpotion of ASC 740				(38,561)	(38,561)

Shares issued in connection with the acquisition of CIS Security Systems	10,000	100	37,400		37,500

Amortization of value assigned to stock option grants			227,839		227,839

Net loss				(303,304)	(303,304)

Balance at December 31, 2007	5,926,065	59,261	17,165,892	(3,291,061)	13,934,092

Recovery from shareholder, net			59,443		59,443

Surrendered shares to purchase fixed asset	(3,200)	(32)	(14,048)		(14,080)

Employee stock options exercised	23,718	237	119,021		119,258

Shares issued in connection with the acquisition of CIS Security Systems	20,000	200	120,350		120,550

Amortization of value assigned to stock option grants			281,938		281,938

Net income				1,557,756	1,557,756

Balance at December 31, 2008	5,966,583	59,666	17,732,596	(1,733,305)	16,058,957

Employee stock options exercised	43,783	438	203,231		203,669

Shares issued in connection with the acquisition of CIS Security Systems	25,000	250	139,100		139,350

Amortization of value assigned to stock option grants			362,361		362,361

Net loss				(823,957)	(823,957)

Balance at December 31, 2009	6,035,366	$60,354	$18,437,288	$(2,557,262)	$15,940,380

See accompanying notes to the consolidated financial statements.

HENRY BROS. ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net (loss) income	$(823,957)	$1,557,756	$(303,304)
Adjustments to reconcile net income from operations to net cash provided by (used in) operating activities:
Depreciation and amortization	1,040,322	840,738	899,325
Bad debt expense	316,181	346,602	41,123
Provision for obsolete inventory	8,305	202,490	180,000
Impairment charges	—	—	43,999
Stock option expense	362,361	281,938	227,839
Deferred income taxes	24,299	88,895	(26,730)
Changes in operating assets and liabilities:
Accounts receivable	5,794,746	(5,204,110)	280,677
Inventory	(43,830)	56,964	67,002
Costs in excess of billings and estimated profits	(491,432)	(2,317,062)	1,448,430
Retainage receivable	1,460,554	(48,357)	(317,657)
Other assets	195,711	(14,970)	(25,002)
Prepaid expenses and income tax receivable	(545,537)	22,920	(446,123)
Accounts payable	(1,566,894)	(1,230,408)	2,184,728
Accrued expenses	(1,326,558)	1,766,022	(1,576,749)
Taxes Payable	(200,774)	—	—
Billings in excess of costs and estimated profits	(438,877)	429,749	409,743
Deferred income	(21,317)	(48,571)	(270,315)
Other liabilities	(38,915)	81,437	198,609
Net cash provided by (used in) operating activities	3,704,388	(3,187,967)	3,015,595
Cash flows from investing activities:
Purchase of businesses, net of cash acquired	(90,230)	(62,500)	(25,000)
Purchase of property and equipment	(429,688)	(569,494)	(652,704)
Net cash used in investing activities	(519,918)	(631,994)	(677,704)
Cash flows from financing activities:
Recovery from shareholder, net	—	59,443	—
Proceeds from exercising of stock options - net of fees	203,669	119,258	—
Borrowings under revolving loan agreement	2,150,000	700,001	788,000
Repayments under revolving agreement	(2,150,000)	—	—
Payments of bank loans	(103,410)	(221,110)	(206,602)
Net repayments of other debt	(74,328)	—	(9,135)
Payments of equipment financing	(321,059)	(87,377)	167,443
Net cash used in financing activities	(295,128)	570,215	739,706

Increase (decrease) in cash and cash equivalents	2,889,342	(3,249,746)	3,077,597
Cash and cash equivalents - beginning of period	27,704	3,277,450	199,853
Cash and cash equivalents - end of period	$2,917,046	$27,704	$3,277,450
Supplemental disclosure of cash flow information:
Amount paid for the period for:
Interest	$276,553	$265,876	$331,924
Taxes	707,083	1,032,642	240,000
Non-cash investing and financing activities:
Equipment financed	368,108	316,511	359,040
Issuance of stock to acquire businesses	143,400	120,550	37,500
Surrender shares to purchase fixed assets	—	14,080	—

See accompanying notes to the consolidated financial statements.

HENRY BROS. ELECTRONICS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Henry Bros. Electronics, Inc., (the “Company”) and its subsidiaries, are divided into two business segments — Security System Integration (“Integration”) and Specialty Products and Services (“Specialty”). The Integration segment provides “cradle to grave” services for a wide variety of security, communications and control systems.  The Company specializes in turn-key systems that integrate many different technologies.  Systems are customized to meet the specific needs of its customers. Through the Specialty Products and Services segment we provide emergency preparedness programs, mobile digital recording solutions and specialized radio frequency communication equipment and integration.  Each of the Company’s segments markets nationwide with an emphasis in the Arizona, California, Colorado, Maryland, New Jersey, New York, Texas and Virginia metropolitan areas. Customers are primarily medium and large businesses and governmental agencies. The Company derives a majority of its revenues from project installations and to a smaller extent, maintenance service revenue.

The table below shows revenue percentage by geographic location for each of the years ended December 31:

	Year ended
	December 31,
	2009	2008	2007
New Jersey/New York	51%	45%	46%
California	17%	20%	20%
Texas	5%	4%	4%
Arizona	8%	11%	8%
Colorado	10%	8%	9%
Virginia / Maryland	8%	10%	8%
Integration segment	99%	98%	95%
Specialty segment	4%	2%	7%
Inter-segment	-3%	0%	-2%
Total revenue	100%	100%	100%

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)   Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.  Acquisitions are recorded as of the purchase date, and are included in the consolidated financial statements from the date of acquisition.  All material intercompany transactions have been eliminated in consolidation.

(b)   Revenue Recognition

Revenue from a project in either the Integration or Specialty segments are recognized on the percentage of completion method, whereby revenue and the related gross profit are determined based upon the actual costs incurred to date for the project to the total estimated project costs at completion. Project costs generally include all material and shipping costs, the Company’s direct labor, subcontractor costs and an allocation of indirect costs related to the direct labor. Changes in the project scope, site conditions, staff performance and delays or problems with the equipment used on the project can result in increased costs that may not be billable or accepted by the customer and results in a loss or lower profit from what was originally anticipated at the time of the proposal.

Estimates for the costs to complete the project are periodically updated by management during the performance of the project. Provision for changes in estimated costs and losses, if any, on uncompleted projects are made in the period in which such losses are determined.   In general, we determine a project to be substantially completed after:

1.       The scope of work is completed which includes installing the equipment as required in the contract.

2.       System is functional and has been tested.

3.       Training has been provided.

Except for projects in excess of $1 million, the majority of the Company’s projects are completed within a year. Revenue from product sales are recognized when title and risk of loss passes to the customer.  Service contracts, which are separate and distinct agreements from project agreements, are billed either monthly or quarterly.  Accordingly, revenues from service contracts are recognized ratably over the length of the agreement.

(d)   Use of Estimates

The preparation of financial statements, in conformity with generally accepted accounting principles in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue and costs relating to security integration systems projects and service agreements are particularly affected by management’s estimates. The contract sale price and estimated costs are based upon the facts and circumstances known at the time of the proposal. Estimates for the costs to complete the contract are periodically updated during the performance of the contract. Unpredictable events can occur during the performance of the contract that can increase the costs and reduce the estimated gross profit. Change orders to record additional costs may not be approved or can become subject to long negotiations with the customer and can result in concessions by the Company. Considerable judgments are made during the performance of the contract that affects the Company’s revenue recognition and cost accruals that may have a significant impact on the results of operations reported by the Company.

(e)   Cash Equivalents

The Company considers highly liquid instruments with original maturity of three months or less to be cash equivalents.

(f)   Trade Receivables and Allowance for Doubtful Accounts

Trade receivables are stated at net realizable value.  This value includes an appropriate allowance for estimated uncollectible accounts. The allowance is evaluated on a regular basis by management and is based upon historical experience with the customer, the aging of the past due amounts and the relationship with and economic status of our customers. The evaluation is based upon estimates taking into account the facts and circumstances at the time of the evaluation. Actual uncollectible accounts could exceed the Company’s estimates and changes to its estimates will be accounted for in the period of change.  Account balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(g)   Inventory

Inventory is stated at the lower of cost or market value.  Cost has been determined using the first-in, first-out method.  Inventory quantities on-hand are periodically reviewed, and where necessary, reserves for excess and obsolete inventories are recorded.

(h)   Retainage Receivable

Retainage receivables represent balances billed but not paid pursuant to retainage provisions of the project contracts and will be due and payable upon completion of specific tasks or the completion of the contract.

(i)   Property and Equipment

Property and equipment are recorded at cost, net of accumulated depreciation.  Depreciation is computed on a straight-line basis over estimated useful lives of four to ten years.  Leasehold improvements are amortized over the shorter of related lease term or the estimated useful lives.  Upon retirement or sale, the costs of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of income.  Repairs and maintenance costs are expensed as incurred. Annually, the Company routinely reviews its property and equipment for impairment, and accordingly, will write-down those assets to their estimated fair value.  There was no impaired property and equipment in 2009, 2008 and 2007.

(j)    Intangible Assets

The Company’s intangible assets include goodwill and other intangibles. Other intangibles consist of the fair value of acquired customer lists, service contracts acquired, trade names, and covenants not to compete.  Goodwill represents the excess of purchase price over fair value of net assets acquired at the date of acquisition. Collectively, these assets which affect the amount of future period amortization expense and possible impairment expense that we will incur. Management’s judgments regarding the existence of impairment indicators are based on various factors, including market conditions and operational performance of our business. As of December 31, 2009 and 2008, we had $4,674,232 and $4,608,745, respectively, of goodwill and other intangibles, accounting for 14.3% and 12.6% of our total assets at the respective dates. The goodwill is not amortizable; the majority of other intangibles are. The determination of the value of such intangible assets requires management to make estimates and assumptions that affect our consolidated financial statements. We test our goodwill for impairment, at least annually. This test is conducted in December of each year in connection with the annual budgeting and forecast process. Also, on a quarterly basis, we evaluate whether events have occurred that would negatively impact the realizable value of our intangibles or goodwill.

Effective January 1, 2002, the Company adopted the provisions of FASB ASC 350 “Goodwill and Other”.  In accordance with that statement, goodwill and intangible assets with indefinite lives are not amortized, but are tested at least annually for impairment. Prior to January 1, 2002, the Company had not recorded goodwill or other intangible assets of indefinite lives. Intangible assets with estimable useful lives, consisting primarily of acquired customer lists, service contracts and covenants not to compete are amortized on a straight-line basis over their estimated useful lives of three to fifteen years and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. If the intangible asset’s remaining useful life is changed, the intangible asset will be amortized over the remaining useful life. If the asset being amortized is determined to have an indefinite useful life, the asset will be tested for impairment. The impairment test will consist of measuring its fair value with its carrying amount. If the carrying amount of the intangible assets exceeds its fair value, an impairment loss is recognized for an amount equal to the excess and the adjusted carrying amount is recognized as its new accounting basis.

The Company’s goodwill impairment test is based on a two part procedure consistent with the requirements of FASB ASC 350. The first test consists of determining the fair value of the reporting unit and comparing it to the carrying value of the reporting unit. If the carrying value of the reporting unit exceeds the fair value of the reporting unit, a second test is performed. In step two, the implied fair value of the goodwill (which is the excess of the fair value of the reporting unit over the fair value of the net assets) is compared to the carrying value of the goodwill. An impairment loss is recognized for any excess value of goodwill over the implied value. We determined the reporting unit by analyzing geographic regions, as management evaluates the Company’s performance in this manner. We have identified five separate and distinct operating units for the testing requirements of FASB ASC 350, and evaluate each reporting unit for impairment.

We completed our annual goodwill impairment analysis as of December 31, 2009. Our assessment did not result in good will impairment. Significant assumptions used in the include revenue growth, margins and discount rates. We used historical performance and management estimates of future performance to determine margins and growth rates. Of reporting units with goodwill, these entities had a combined fair value that is in excess of its carrying value by approximately 147%. However, there were certain individual entities that, while not requiring an impairment expense in 2009, given the current economic climate, resulted in a reduction in the fair value that is in excess of its carrying value compared to the impairment analysis conducted in 2008.  Considerable management judgment is necessary to evaluate the impact of operating changes and to estimate future cash flows. Changes in our actual results and/or estimates or any of our other assumptions used in our analysis could result in a different conclusion.

The Company recorded an impairment charge of $43,999 for the write down of a trade name for the year ended December 31, 2007. There were no write downs for the years ended December 31, 2009 and 2008.

In 2009, 2008 and 2007 there no charges to operations resulted from management’s goodwill impairment evaluation.

(k)   Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. At various times, the Company had cash balances at certain financial institutions in excess of federally insured limits.  However, the Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Credit risk is generally diversified due to the large number of customers that make up the Company’s customer base and their geographic dispersion. The Company performs an ongoing credit evaluation of its customers. In 2009, billings to one customer represented 9.1% of the Company’s consolidated revenue or 9.8% of revenue from the Integration segment. In 2009, accounts receivable from one customer represented 10.7% of the Company’s consolidated net accounts receivable.  Revenues from government agencies were 34.2%, 36.7% and 40.7%  of total revenue for the years ended December 31, 2009, 2008 and 2007, respectively.

There are a few vendors from whom we obtain devices and software for specific access control, imaging, remote transmission, smart key and mobile applications. The loss of any one of these companies as suppliers could have a materially adverse impact on our business, financial condition and results of operations if we are unable to develop or acquire new technologies from other sources. We believe there are alternative vendors to source such products.

Timely vendor deliveries of equipment meeting our quality control standards from all suppliers are also important to our business because each installed system requires the integration of a variety of elements to be fully functional. The failure to deliver any component when required, in operating condition, can delay the project, triggering contract penalties, delay in progress payments and may result in cancellation of the project.

(l)   Income Taxes

Deferred taxes are provided on the asset and liability method whereby assets and liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the amounts reported for financial statement purposes and corresponding amounts for tax purposes.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

(m)   Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash equivalents, accounts receivable, accounts payable, accrued expenses, short and long-term debt, approximate their fair values as of December 31, 2009.

(n)   Marketing and Advertising Costs

The Company expenses marketing and advertising cost when the marketing and advertisement occurs.  Total marketing and advertising expenses amounted to approximately $106,669, $93,599 and $63,759 for the years ended December 31, 2009, 2008 and 2007, respectively.

(o)   Stock Based Compensation

The Company follows Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Shared-Based Payment,” (SFAS No. 123R). SFAS No. 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period that the employee is required to perform services in exchange for the award. SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant date fair value of the award. The Company adopted SFAS No. 123R using the modified prospective method. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption.

(p)   Warranty

The Company offers warranties on all products, including parts and labor that ranges from one to three years, depending upon the product. For products made by others, the Company passes along the manufacturer’s warranty to the end user.  For the years ended December 31, 2009, 2008 and 2007, warranty expense was $102,357, $40,155 and $44,868, respectively.

(q)   Net (Loss) Earnings Per Share

The computation of basic (loss) earnings per share is based upon the weighted average number of shares of common stock outstanding during the period. The computation of diluted loss per share excludes the dilutive effects of common stock equivalents such as options and warrants. Potentially dilutive securities are not included in loss per share for the years ended December 31, 2009 and 2007 as their inclusion would be antidilutive.

The following securities were not included in the computation of diluted net loss per share as their effect would have been anti-dilutive:

	December 31,
	2009	2007
Options to purchase common stock	39,837	50,834

Shares issued in connection with the acquisition of Securus Inc., held in escrow	150,001	150,001

(r)   Segment Information

FASB issued Statement of Financial Accounting Standards No. 131, “ Disclosure about Segments of an Enterprise and Related Information “ (“Statement 131”), that establish standards for the reporting by public business enterprises of financial and descriptive information about reportable operating segments in annual financial statements and interim financial reports issued to shareholders. The Company has identified two operating segments in which it operates; Security Systems Integration (“Integration”) and Specialty Products and services (“Specialty”). The Integration segment provides design, installation and support services for a wide variety of security, communications and control systems.  The Company specializes in turn-key systems that integrate many different technologies.  Systems are customized to meet the specific needs of its customers. The Specialty Products and Services segment (“Specialty”) includes the Company’s emergency preparedness planning programs business and its wireless business specializes in designing, manufacturing and maintaining wireless communications equipment used to enhance and extend emergency radio frequency services and cellular communication for both fixed and mobile applications.

Each of the Company’s segments market nationwide with an emphasis in the Arizona,  California, Colorado, Maryland, New Jersey, New York, Texas and Virginia metropolitan areas. Customers are primarily medium and large businesses and governmental agencies. The Company derives a majority of its revenues from project installations and, to a smaller extent, maintenance service revenue.

(s)   Recent Accounting Pronouncements

In June 2009, the FASB issued guidance now codified as FASB ASC Topic 105, “Generally Accepted Accounting Principles,” as the single source of authoritative nongovernmental U.S. GAAP. FASB ASC Topic 105 does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the FASB Codification will be considered non-authoritative. These provisions of FASB ASC Topic 105 are effective for interim and annual periods ending after September 15, 2009 and, accordingly, are effective for the Company for the current fiscal reporting period. The adoption of this pronouncement did not have an impact on the Company’s financial condition or results of operations, but will impact our financial reporting process by eliminating all references to pre-codification standards. On the effective date of this Statement, the Codification superseded all then-existing non-SEC accounting and reporting standards, and all other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative.

In April 2008, the FASB issued additional guidance within ASC 350-30, General Intangibles Other than Goodwill (“ASC 350-30”). The required provisions within ASC 350-30 amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under the prior guidance within ASC 350  Intangibles — Goodwill and Other . The guidance shall be applied prospectively to intangible assets acquired after adoption, and the disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, adoption.  ASC 350-30 is intended to improve the consistency between the useful life of an intangible asset determined under prior requirements within ASC 350 and the period of expected cash flows used to measure the fair value of the asset under ASC 805 and other GAAP. We have evaluated the new statement and have determined that it does not have a significant impact on the determination ore reporting of our financial results.

In April 2009, the FASB amended Fair Value Accounting to provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased and also provides guidance on identifying circumstances that indicate a transaction is not orderly. We have evaluated the new statement and have determined the adoption did not have a material impact on the Consolidated Financial Statements.

In May 2009, the FASB issued guidance now codified as FASB ASC Topic 855, “Subsequent Events,” which establishes general standards of accounting for, and disclosures of, events that occur after the balance sheet date but before financial statements are issued. This pronouncement is effective for interim or fiscal periods ending after June 15, 2009. The adoption of this pronouncement did not have a material impact on our consolidated financial position, results of operations or cash flows. However, the provisions of FASB ASC Topic 855 resulted in additional disclosures with respect to subsequent events. The Company evaluated all events or transactions that occurred after December 31, 2009 up through the date we filed this annual report on Form 10-K.  During this period no material subsequent events came to our attention.

In April 2009, the FASB issued guidance now codified as FASB ASC Topic 825, “Financial Instruments,” which amends previous Topic 825 guidance to require disclosures about fair value of financial instruments in interim as well as annual financial statements. This pronouncement is effective for periods ending after June 15, 2009. The adoption of this pronouncement did not have a material impact on our consolidated financial position, results of operations or cash flows.

2 .          ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	December 31,
	2009	2008
Completed contracts, including retentions	$4,407,312	$2,829,701
Contracts in progress:	8,358,033	16,135,671

	12,765,345	18,965,372
Less: Allowance for doubtful accounts	712,206	801,306
	$12,053,139	$18,164,066

At December 31, 2009 and 2008, the largest accounts receivable from any one customer represented 10.7% and 10.1% of the net accounts receivable, respectively.

3.             COSTS AND BILLINGS ON UNCOMPLETED CONTRACTS

Costs and billing on uncompleted contracts consisted of the following:

	December 31,
	2009	2008
Cost incurred on uncompleted contracts	$46,259,927	$68,235,896
Billings on uncompleted contracts	41,824,268	64,730,546
	$4,435,659	$3,505,350

Included in accompanying Balance Sheets under the following captions:

	December 31,
	2009	2008
Costs in excess of billings and estimated profits	$6,003,533	$5,512,101
Billing in excess of costs and estimated profits	1,567,874	2,006,751
	$4,435,659	$3,505,350

4.             INVENTORY

Inventories consisted of the following:

	December 31,
	2009	2008

Component parts	$160,318	$166,254
Finished goods	1,542,169	1,810,762
	1,702,487	1,977,016
Less: Valuation allowance	(457,181)	(775,539)
Net inventory	$1,245,306	$1,201,477

5.             PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31,
	2009	2008

Office equipment	$556,141	$518,156
Demo and testing equipment	430,104	330,403
Automotive equipment	2,256,036	2,114,458
Computer equipment	1,703,077	1,669,172
Machinery and equipment	437,043	293,659
Leasehold improvements	436,304	396,551
	5,818,705	5,322,399
Less: Accumulated depreciation	(3,564,651)	(2,993,961)
	$2,254,054	$2,328,438

Depreciation expense was $872,181, $672,881 and $689,884 for the years ended December 31, 2009, 2008 and 2007, respectively.

Equipment under capital leases included in Property and Equipment are as follows:

	December 31,
	2009	2008

Automotive equipment	$1,476,423	$1,187,543
Less: Accumulated depreciation	(745,008)	(420,249)
	$731,415	$767,294

6.             GOODWILL

Goodwill consisted of the following:

	December 31
	2009	2008

National Safe of California, Inc.	$483,753	$483,753
Photo Scan Systems, Inc.	472,475	472,475
Henry Bros. Electronics, LLC (Arizona)	317,114	317,114
Airolite Communications, Inc.	250,034	250,034
Securus, Inc.	971,210	971,210
CIS Security Systems Corp.	1,252,600	1,059,200
Southwest Securityscan, Inc.	38,294	38,294
	$3,785,480	$3,592,080

In 2009, 2008 and 2007 there were no charges to operations resulting from management’s goodwill impairment evaluation.

7.             INTANGIBLE ASSETS

Intangible assets consist of the following:

	Amortizable Intangibles
	Acquired		Covenant		Total
	Customer	Service	Not to	Trade	Amortizable	Trade	Total
	List	Rights	Compete	Name	Intangibles	Name	Intangibles
Gross carrying value:
December 31, 2007	959,998	436,649	287,773	36,001	1,720,421	315,114	2,035,535
Additions (deletions)	—	—	—	—	—	—	—
Impairment charge	—	—	—	—	—	—	—
December 31, 2008	959,998	436,649	287,773	36,001	1,720,421	315,114	2,035,535
Additions (deletions)	40,230	—	—	—	40,230	—	40,230
Impairment charge	—	—	—	—	—	—	—
December 31, 2009	1,000,228	436,649	287,773	36,001	1,760,651	315,114	2,075,765

Accumulated amortization:
December 31, 2007	(291,553)	(236,661)	(287,773)	(36,001)	(851,988)	—	(851,988)
2008 Amortization	(118,690)	(48,193)			(166,883)		(166,882)
Impairment charge	—	—	—	—	—	—	—
December 31, 2008	(410,243)	(284,854)	(287,773)	(36,001)	(1,018,871)	—	(1,018,870)
2008 Amortization	(119,950)	(48,192)	—	—	(168,142)	—	(168,143)
Impairment charge	—	—	—	—	—	—	—
December 31, 2009	(530,193)	(333,046)	(287,773)	(36,001)	(1,187,013)	—	(1,187,013)
Net carrying value	$470,035	$103,603	$—	$—	$573,638	$315,114	$888,752

Weighted average life in years	11	6	3	5	6

Amortization expense was $168,143, $166,882, and $208,868 for the years ended December 31, 2009, 2008 and 2007, respectively.

Future amortization expense for the next five years is as follows:

December 31
2010	$169,072
2011	125,120
2012	125,120
2013	99,471
2014	41,086

8.             LONG-TERM DEBT

On June 30, 2005, the Company entered into a loan agreement (the “Loan Agreement”) with TD Bank, N.A. pursuant to which TD Bank extended a $4 million two-year credit facility (the “Revolving Loan”), to the Company and refinanced $1 million of existing indebtedness to TD Bank into a five year term loan (the “Term Loan”).

On October 6, 2008, the Company executed its fourth amendment to the Revolving Loan with TD Bank, increasing its line of credit from $4 million to $8 million. The Revolving Loan is subject to certain borrowing base limitations.  On November 11, 2009 the term of the Revolving Loan has been extended to June 30, 2011.  Advances under the Revolving Loan may be used to finance working capital and acquisitions. Interest is paid monthly in arrears at TD Bank’s prime rate (3.25% at both December 31, 2009 and December 31, 2008).  As part of the extension of the Term Loan to June 30, 2011, the interest rate will now be subject to a minimum floor rate of 4.0%.  TD Bank has a first priority security interest on the Company’s accounts receivable and inventory.

The Term Loan provided for the payment of sixty equal monthly installments of principal and interest in the amount of $19,730 commencing July 30, 2005 and continued through June 30, 2009.  Interest under the Term Loan was 6.75%.

The Company is required to maintain certain financial and reporting covenants and is restricted from paying dividends under the terms of the Loan Agreement.  The company was not in compliance with one of the covenants at December 31, 2009. The Company received a waiver from TD Bank on March 12, 2010.

Long-term debt included the following balances:

	December 31,
	2009	2008
Term loan at 6.75% interest payable in monthly installments of $19,730 thru June 01, 2009	$—	$103,410

Revolving line at the prime rate of interest, payable in monthly installments thru June 30, 2011	4,335,898	4,335,898

Corporate insurance financed at 5.99% payable in monthly installments thru September 01, 2010	194,665	268,992

Capitalized lease obligations due in monthly installments, with interest ranging from 6.4% to 12.7%	836,506	777,104
	5,367,069	5,485,404
Less: Current Portion	(536,552)	(629,742)
	$4,830,517	$4,855,662

The weighted average prime interest rate was 3.25% and 4.8% for the years ended December 31, 2008 and 2009, respectively.

Aggregate maturities of all outstanding debt at December 31, 2009:

2010	$481,165
2011	4,623,654
2012	184,959
2013	77,291
$5,367,069

Future minimum lease payments for assets under capital leases outstanding at December 31, 2009:

2010	$347,018
2011	358,332
2012	218,595
2013	87,386
1,011,331
Less: Amount representing interest	(174,825)
Present value of net minimum lease payments	$836,506

9.             INCOME TAXES

The tax provision consists of the following:

	Years Ended December 31,
	2009	2008	2007
Federal:
Current	$(281,705)	$821,398	$5,869
Deferred	84,844	138,507	24,465
	(196,861)	959,905	30,334
State:
Current	138,890	464,027	63,934
Deferred	(60,421)	(49,612)	30,987
	78,469	414,415	32,947
	$(118,392)	$1,374,320	$63,281

The components of the deferred tax asset (liability) as of December 31, 2009 and 2008 are as follows:

	2009	2008
Deferred Tax Asset:
Allowance for doubtful accounts	$279,917	$331,330
Accrued absences	218,298	237,991
Accrued warranty	183,463	219,514
Bonus accrual	99,647	276,120
Inventory	183,693	321,479
Deferred rent	63,372	43,436
Stock compensation	67,385	93,542
Accrued commissions	249,723	—
Net operating loss / charitable contribution carry forward	566,505	624,694
Less: valuation allowance	(85,108)	(159,102)
Total deferred tax asset	$1,826,895	$1,989,004

Deferred Tax Liability:
Deferred revenue	$—	$(66,561)
Depreciation	(508,527)	(503,838)
Goodwill	(82,702)	(83,228)
Intangible assets	(303,073)	(378,485)
Total deferred tax liability	$(894,302)	$(1,032,112)

Net deferred tax asset	$932,593	$956,892

Net short-term asset	$1,251,443	$1,363,309
Net long-term (liability) asset	$(318,850)	$(406,417)

The Company has approximately $1.0 million and $5.7 million of federal and state net operating loss carryforwards as of December 31, 2009.  Some of the net operating loss carryforwards were acquired and are subject to limitation under Internal Revenue Code Section 382.

A valuation allowance is provided when it is more likely than not that some portion of deferred tax assets will not be realized.  The Company has a valuation allowance of approximately $85,000 as of December 31, 2009 to account for a portion of the Company’s State deferred tax assets including State net operating loss carryforwards that are not more likely than not to be realized.  The valuation allowance decreased by approximately $74,000 for the year ended December 31, 2009 due to the utilization of State net operating loss carryforwards that were previously deemed unrealizable.

The provision for income taxes differs from that computed using the United States statutory tax rate of 34% due to the following:

	Years Ended December 31,
	2009	2008	2007
Provision (benefit) for taxes using statutory rate	$(320,275)	$996,906	$(81,608)
State taxes, net of federal tax benefit	159,769	218,412	10,823
FIN 48 state additional exposure (reduction)	(6,203)	7,766	8,539
Change in valuation allowance	(73,994)	—	—
State taxes, net of federal tax benefit-change in estimated rate	—	—	1,841
Change in prior year deferred tax estimates - State	—	6,880	5,280
Change in prior year deferred tax estimates - Federal	—	31,397	23,076
Permanent differences:
Goodwill impairment	—	—	14,960
Goodwill tax amortization	—	—	(8,651)
Qualified stock based compensation	78,779	91,602	66,585
Other non-deductible expenses	43,532	21,357	22,435
Provision (benefit) for income taxes	$(118,392)	$1,374,320	$63,280

The Company adopted FASB provisions for accounting for uncertainty in income taxes as of January 1, 2007.  As a result of this adoption, the Company recognized an approximate $38,561 increase in the liability for unrecognized tax benefits and a decrease to the January 1, 2007 balance of retained earnings.  There were no additional tax liabilities identified in 2008 or 2009, except for the potential additional interest on those liabilities recognized at December 31, 2007.  As of December 31, 2009 and 2008, the Company had $48,663 and $54,866, respectively, of unrecognized income tax benefits, all of which would affect the Company’s effective tax rate if recognized.

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits as of and during the years ended December 31, 2009 and 2008 follows:

	Years Ended December 31,
	2009	2008
Gross unrecognized income tax benefits beginning of year	$54,866	$47,100
Reductions for tax positions due to statute of limitations expiration	(7,247)	—
Additions for the tax positions of prior years	1,044	7,766

Gross unrecognized income tax benefits at end of year	$48,663	$54,866

The Company has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The Company has identified its federal consolidated tax return and its state tax returns in New York, New Jersey and California as major tax jurisdictions, as defined. The only periods subject to examination for the Company’s federal return are the 2006 through 2009 tax years. The periods subject to examination for the Company’s state returns in New York, New Jersey and California are years 2005 through 2009. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits in income tax expense.  At December 31, 2009 and 2008, the Company recognized approximately $1,044 and $9,224, respectively, in potential interest and penalties associated with uncertain tax positions.  The change in the unrecognized tax benefit within the next 12 months is not expected to be material to the financial statements.

10.          INCENTIVE STOCK OPTION PLAN

The Company has a Stock Option Plan (the “1999 Plan”), for the benefit of employees of the Company, under which options to purchase up to a maximum of 500,000 shares of its common stock may be issued. The maximum term of any option is ten years, and the option price per share may not be less than the fair market value of the Company’s shares at the date the option is granted.  However, options granted to persons owning more than 10% of the voting shares will have a term not to exceed five years, and the option price will not be less than 110% of fair market value.  Options granted to an optionee will usually vest 33 1/3% annually, beginning on the first anniversary of the option grant, subject to the discretion of the Compensation Committee of the Board of Directors.  The 1999 Plan terminated on December 23, 2009 .  Any option outstanding at the termination date remains outstanding until it expires or is exercised in full, whichever occurs first.

On May 10, 2002, the Board of Directors approved the 2002 Incentive Stock Option Plan (the “2002 Plan”), which the shareholders subsequently approved on October 28, 2002.  On August 2, 2006, the Board of Directors approved the 2006 Stock Option Plan (the 2006 Plan”), which the shareholders subsequently approved on November 1, 2006.  On November 8, 2007, the Board of Directors approved the 2007 Stock Option Plan (the “2007 Plan”), which the shareholders subsequently approved on November 12, 2007.

The 2002, 2006 and 2007 Plans (collectively “the Plans”) allow the granting of incentive stock options or non-qualified stock options to the Company’s employees, directors and consultants, up to a maximum of 230,000, 250,000 and 250,000 shares of its common stock for the 2002, 2006 and 2007 Plans, respectively.  All stock options granted under the Plans will be exercisable at such time or times and in such installments, if any, as our Compensation Committee or the Board may determine and expire no more than ten years from the date of grant.  The 2002 Plan will terminate on May 9, 2012, the 2006 Plan will terminate on August 2, 2016, and the 2007 Plan will terminate on November 8, 2017, or such earlier date as the Board of Directors may determine.  Any option outstanding at the termination date will remain outstanding until it expires or is exercised in full, whichever occurs first.  The exercise price of the stock option will be at fair market value.  Vesting is at the discretion of the Compensation Committee.  The Plans allow for immediate vesting if there is a change of control. As of December 31, 2009, in total, 245,485 options are available for future grant under the 2002, 2006 and 2007 Plans.  The Company charged $362,361, $281,938, and $227,839 to operations for the years ended December 31, 2009, 2008 and 2007, respectively, for the fair value of those options granted subsequent to January 1, 2003.

A summary of stock option activity under the Plan’s follows:

	Number of Shares		Price
	Outstanding	Exercisable	Outstanding	Exercisable
December 31, 2006	670,600	290,435	$5.17	$6.37
Granted at market	309,800		4.32
Exercised	—
Terminated	(63,500)		5.39
December 31, 2007	916,900	354,620	4.87	5.68
Granted at market	128,000		5.56
Exercised	(21,218)		5.07
Terminated	(39,167)		5.03
December 31, 2008	984,515	496,856	4.97	5.44
Granted at market	88,000		5.31
Exercised	(43,783)		4.65
Forfeited or expired	(30,933)		6.49
December 31, 2009	997,799	628,866	$4.96	$5.17

A summary of the status of the Company’s nonvested shares as of December 31, 2009 and changes during the year ended December 31, 2009 is presented below:

		Grant Date
Nonvested Shares	Shares	Fair Value

Nonvested at December 31, 2007	562,280	$1.91

Granted	128,000	2.56

Vested	(237,918)	1.75

Forfeited (nonvested)	(35,297)	2.03

Nonvested at December 31, 2008	417,065	2.00

Granted	88,000	2.42

Vested	(122,799)	1.93

Forfeited (nonvested)	(13,333)	2.07

Nonvested at December 31, 2009	368,933	$2.11

As of December 31, 2009, there was $552,460 of total unrecognized compensation cost related to nonvested share-based compensation arrangements under the Plan.  That cost is expected to be recognized over a weighted-average period of 2.8 years.

The aggregate fair value of options outstanding at December 31, 2009, was $1,739,886 and had a weighted-average remaining contractual life of 2.7 years. Of these options outstanding, 628,866 were exercisable and 368,933 were expected to vest, and had an aggregate fair value of $759,547 with a weighted-average remaining contractual life of 3.7 years. The following table provides information related to options exercised during the years ended December 31:

	2009	2008	2007
Total intrinsic value	$59,421	$146,701	—
Cash received upon exercise	203,669	119,258	—
Related tax benefits realized	12,784	11,391	—

Stock based compensation is being amortized over the vesting period of up to five years. The fair value of the Company’s stock option awards was estimated assuming no expected dividends and the following weighted-average assumptions for the years ended December 31:

	2009	2008	2007
Expected Life (years)	5.4	4.3	4.0
Expected volatility	49.4%	42.9%	51.9%
Risk-free interest rates	1.7%	2.9%	4.1%
Dividend yield	—	—	—
Weighted-average grant-date fair value	$2.42	$2.56	$2.16

The assumptions above are based on multiple factors, including historical exercise patterns of employees with respect to exercise and post-vesting employment termination behaviors, expected future exercise patterns for these employees and the historical volatility of our stock price.  The expected term of options granted is derived using company-specific, historical exercise information and represents the period of time that the options granted are expected to be outstanding.  The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

11.          STOCKHOLDERS’ EQUITY

In connection with the acquisition of all the capital stock of CIS Security Systems Corp. (“CIS”) on October 2, 2006, the Company issued an aggregate of 20,000 shares of its common stock, valued at $67,200.  The Company issued an additional 55,000 shares of its restricted common stock in 2009, 2008 and 2007 to CIS’s selling shareholder after CIS met certain performance targets. The issuance of the shares of restricted stock in connection with the aforementioned acquisition was made in reliance upon the exemption provided in section 4(2) of the Securities Act of 1933, as amended.  In addition, the selling shareholder may earn an additional 25,000 shares of the Company’s common stock if CIS achieves certain performance targets through December, 2011.

In connection with the acquisition of Securus, Inc. on October 10, 2005, the Company issued an aggregate of 150,001 shares of its common stock, all of which are being held in escrow pursuant to the stock purchase escrow agreement between the Company and the selling shareholders of Securus, Inc. These shares held in escrow may be earned out through December 31, 2010 based upon the aggregate value of the earnings before interest and tax (“EBIT”) to $2,960,000.

The issuance of the shares of restricted stock, in connection with the aforementioned acquisition, was made in reliance upon the exemption provided in section 4(2) of the Securities Act of 1933, as amended.

Holders of common stock are entitled to one vote for each share held on all matters submitted for a vote of stockholders and do not have cumulative voting rights.  Apart from preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available.  Upon the liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to receive ratably the net assets available after the payment of all liabilities and liquidation preferences on any outstanding preferred stock.  Holders of common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock — Our board of directors is authorized, without stockholder approval, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series.  These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock.  At present, we have no plans to issue preferred stock in the foreseeable future.

A total of 166,400 common shares are available for issuance of employee stock options and warrants as of December 31, 2009.

12.          COMMITMENTS

Leases - The Company leases its office and warehouse facilities under operating leases that expire through 2016.  Future minimum rental payments, under non-cancelable leases as of December 31, 2009, are as follows:

2010	$602,877
2011	540,059
2012	364,995
2013	263,800
2014	245,181
Thereafter	439,903
$2,456,815

Rent expense under operating leases was $820,817, $890,778, and $754,258 for the years ended December 31, 2009, 2008 and 2007, respectively.

13.          EMPLOYEE BENEFIT PLAN

As of January 1, 2003, the Company sponsored a 401-K plan, including discretionary profit sharing (the “401-K Plan”). As of September 1, 2003, the Company decided to discontinue matching employee contributions to the 401-K Plan, but resumed discretionary matches in 2008. The Company has implemented a match for 2008 and 2009 whereby the Company matched 25% of employee’s contributions, up to 10% of the employee’s salary, with a maximum match of $750.  An expense of $76,483 and $73,879 was recorded for the years ended December 31, 2009 and 2008, respectively, associated with the Company matching contribution. The Company plans to continue the same discretionary match in 2010. The Company’s contributions to the employees’ accounts vest equally over three years and the employee contribution to their own account vests immediately. There were no Company matching contributions to the 401-K plan during 2007.

14.          RELATED PARTY TRANSACTIONS

Joseph P. Ritorto, a member of our Board of Directors since January 2002, was co-founder of First Aviation Services, Inc. (“First Aviation”).  Mr. Ritorto sold First Aviation to a group led by Goldman Sachs in May 2008. In 2007 the Company had revenues of $546,375 principally associated with an integrated security systems project with First Aviation.  During the period in 2008 that the business was owned by Mr. Ritorto, the Company had no revenues from First Aviation.  There are no outstanding accounts receivable due from First Aviation at December 31, 2009 related to the period that the business was owned by Mr. Ritorto.

Richard D. Rockwell, a member of the Board of Directors since November 2007, has been Owner and Chairman of Professional Security Technologies LLC, a full service security systems integrator since 1996.  The Company had revenues of $120,130, $51,447 and $4,787 for the years 2009, 2008 and 2007, respectively.  These revenues were principally related to the sale of equipment.  There was a balance of $39,192 in accounts receivable as of December 31, 2009.

15.          CONTINGENT LIABILITIES

We know of no material litigation or proceeding, pending or threatened, to which we are or may become a party.

From time to time, the Company is subject to various claims with respect to matters arising out of the normal course of business. In management’s opinion, none of these claims is likely to have a material effect on the Company’s consolidated financial statements.

16.          SEGMENT DATA

Selected information by business segment is presented in the following tables for the years ended December 31:

	For the year ended December 31,
	2009	2008	2007
Revenue
Integration	$53,089,756	$60,843,182	$56,332,837
Specialty	2,283,713	1,514,284	2,147,355
Inter-segment	(268,000)	—	(627,976)
Total revenue	$55,105,469	$62,357,466	$57,852,216

Operating Profit
Integration	$2,267,910	$7,019,073	$3,159,353
Specialty	703,468	(625,431)	(544,471)
Corporate	(3,700,311)	(3,299,100)	(2,578,300)
Total operating profit	$(728,933)	$3,094,542	$36,582

Selected balance sheet information by business segment is presented in the following table as of December 31:

	December 31,
	2009	2008
Total Assets:
Integration	$27,309,364	$33,304,890
Specialty	1,454,812	1,756,730
Corporate	3,928,119	1,548,488
Total assets	$32,692,295	$36,610,108

17.          ACQUISITIONS

On October 2, 2006, the Company consummated the acquisition of all the capital stock of CIS Security Systems Corp. (“CIS”), a privately-held security systems integrator with offices in Baltimore, Maryland and Newington, Virginia, for an aggregate purchase price of $1,545,973 ($850,000 in cash to the selling shareholder, the assumption and subsequent repayment of CIS debt in the amount of $603,364, the issuance of 20,000 shares of the Company’s $0.01 par value common stock valued at $67,200 and $25,409 in transaction costs). In addition, the selling shareholder may earn an additional amount up to $250,000 in cash and 80,000 additional shares of the Company’s common stock if CIS achieves certain performance targets through December, 2011. As of December 31, 2009, on a cumulative basis the selling shareholder has earned $137,500 in cash and 55,000 additional shares (valued at $297,400) of the Company’s common stock through the achievement of certain performance targets, which resulted in the$193,400, $213,050 and $62,500 additional goodwill during each of the years ended December 31, 2009, 2008 and 2007, respectively.

Established in 1987, CIS provides design, engineering and installation services for integrated electronic security systems for both commercial and government clients in the Washington-Baltimore metropolitan area. CIS also provides design-build services for large-scale security systems for malls, shopping centers and stadiums throughout the country.

18. QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

Presented below is a schedule of selected quarterly operating results:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	Ended March 31	Ended June 30	Ended Sept. 30	Ended Dec. 31 (1)
Year Ended December 31, 2009
Revenue	$15,308,212	$13,971,980	$12,109,037	$13,716,240
Gross profit	4,222,014	3,890,109	3,022,057	3,122,736
Net income	166,122	55,253	(357,382)	(687,950)

Earnings per share
Basic	$0.03	$0.01	$(0.06)	$(0.12)
Diluted	0.03	0.01	(0.06)	(0.12)

Year Ended December 31, 2008
Revenue	$15,906,046	$15,123,950	$12,262,372	$19,065,098
Gross profit	3,689,108	3,841,951	3,612,452	4,748,761
Net income	283,957	337,261	210,782	725,756

Earnings per share
Basic	$0.05	$0.06	$0.04	$0.12
Diluted	0.05	0.06	0.04	0.12

Earnings (loss) per share are computed independently for each of the quarters presented, on the basis described in Note 1.  The sum of the quarters may not be equal to the full year earnings per share amount.

(1) The Company’s decrease in net income (loss) is principally the result of the overall declines in revenues due to the protracted credit freeze and economic downturn, which is having a significant negative impact on construction markets and capital spending patterns of commercial businesses.